Exhibit 99.1
June 14, 2016 8:30 AM ET
LAKE FOREST, Ill.--(BUSINESS WIRE)-IDEX Corporation (NYSE: IEX) announced today that it has completed a note purchase agreement for the private placement of $200 million of senior notes to institutional investors comprised of $100 million in aggregate principal amount of 3.20% Series A Senior Notes due 2023 (the “Series A Notes”) and $100 million in aggregate principal amount of 3.37% Series B Senior Notes due 2025 (the “Series B Notes,” and together with the Series A Notes, the “Notes”).
IDEX intends to use the net proceeds from the offering of the Notes to reduce outstanding borrowings under its revolving credit facility and for other general corporate purposes.
The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. IDEX has annual revenues in excess of $2 billion and sells its products in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
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Source: IDEX Corporation
IDEX Corporation
Heath A. Mitts
Senior Vice President -Chief Financial Officer
847.498.7070